Exhibit 10.1

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of December 1, 2021, and is entered into by and between CALAVO GROWERS, INC., a California corporation (the “Borrower”), RENAISSANCE FOOD GROUP, LLC, a Delaware limited liability company (the “Existing Guarantor”), CALAVO DE MEXICO, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (the “Additional Guarantor”; together with the Existing Guarantor, each, a “Guarantor” ad collectively, the “Guarantors” and together with the Borrower, each, a “Loan Party” and collectively the “Loan Parties”), the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, pursuant to the Credit Agreement (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”) dated as of June 14, 2016 among the Borrower, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent, the Lenders have agreed to make credit extensions available to the Loan Parties; and

WHEREAS, as set forth in the Notice of Events of Default and Reservation of Rights Letter dated November 2, 2021, the Administrative Agent and the Lenders have been made aware that (a) Borrower and its Subsidiaries have failed to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.15:1.00 as of the end of the fiscal quarter of Borrower ending on July 31, 2021, as required under Section 7.11(b) of the Credit Agreement, which failure constitutes an Event of Default under Section 8.01(b) of the Credit Agreement (such existing Event of Default, the “July FCCR Default”); and (b) on or about October 29, 2021, the Borrower declared a dividend despite the existence of the July FCCR Default, which dividend declaration during a Default is prohibited under Section 7.06(b) of the Credit Agreement, constituting an Event of Default under Section 8.01(b) of the Credit Agreement (such existing Event of Default, the “Dividend Declaration Default”; and collectively with the July FCRR Default, the “Specified Events of Default”);

WHEREAS,  in connection with this Amendment, the Loan Parties have requested and the Administrative Agent and Lenders have agreed, to join the Additional Guarantor as a Guarantor under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower and its Subsidiaries have requested that the Administrative Agent and Lenders (a) waive the Specified Events of Default, (b) provide limited waivers as set forth herein, (c) join the Additional Guarantor as a Guarantor under the Credit Agreement, and (d) amend the Credit Agreement in certain respects, which the Administrative Agent and Lenders are willing to do, pursuant to the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Defined Terms.  Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

2.Amendments to Credit Agreement.

(a)Amendment to Section 1.01 – Deleted Definitions.  The following definitions are hereby deleted from Section 1.01 of the Credit Agreement: “ISDA Definitions”, “LIBOR Replacement Date”, “LIBOR Successor Rate”, “LIBOR Successor Rate Conforming Changes”, “Pre-Adjustment Successor Rate”, “Related Adjustment”, “Scheduled Unavailability Date”, and “SOFR”.

(b)Amendment to Section 1.01 – New Definitions.  The following new definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order:

“Availability Block” means the aggregate amount of the proceeds from the sale of the Equity Interests of Limoneria Company to the extent permitted under Section 7.04(b), from the period after the Fourth Amendment Effectiveness Date through and the Release Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration , or

(b)the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Calavo Mexico” means Calavo de Mexico, S.A. de C.V.

“Calavo Mexico Letter of Credit” means an afianza in an amount not exceeding $25,000,000 obtained by Calavo Mexico in favor of the Mexican SAT as security for its obligations under the Mexican Tax Assessment (2013).

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Fourth Amendment” means that certain Fourth Amendment, Joinder, Limited Waiver and Limited Consent to Credit Agreement dated as of the Fourth Amendment Effectiveness Date.

“Fourth Amendment Effectiveness Date” means December 1, 2021.

“Mexican SAT” means the Mexican Federal Tax Administration Service (Servicio de Administracion Tributaria – or “SAT”)

“Mexican Tax Assessment (2011)” an income tax imposed by the Mexican SAT against Calavo Mexico with respect to an assessment for the year ending December 31, 2011 in an aggregate amount not exceeding $1,500,000.

“Mexican Tax Assessment (2013)”  a tax imposed by the Mexican SAT against Calavo Mexico with respect to an assessment for the year ending December 31, 2013 in an aggregate amount not exceeding $25,000,000.

“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

(c)Amendment to Section 1.01 – Amended Definitions.  The following definitions as set forth in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“Applicable Rate” means, for any day,

(i) with respect to Credit Extensions based on Commitments provided by Patronage Lenders, the per annum rate of (x) 1.75% with respect to Eurodollar Rate Loans, LIBOR Daily Floating Rate Loans and Letter of Credit Fee, (y) 0.75% with respect to Base Rate Loans and (z) 0.15% with respect to the commitment fee provided for in Section 2.09(a); and

(ii) with respect to Credit Extensions based on Commitments from Non-Patronage Lenders, the rate per annum set forth below opposite the applicable Level then in effect (based on the Consolidated Leverage Ratio), it being understood that the Applicable Rate (related to Credit Extensions based on Commitments from Non-Patronage Lenders for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Base Rate”, (b) Revolving Loans that are Eurodollar Rate Loans and LIBOR Daily Floating Rate Loans shall be the percentage set forth under the column “Eurodollar Rate, LIBOR Daily Floating Rate Loans & Letter of Credit Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Rate, LIBOR Daily Floating Rate Loans & Letter of Credit Fee”, and (d) the commitment fee provided for in Section 2.09(a) shall be the percentage set forth under the column “Commitment Fee”:

Level	Consolidated Leverage Ratio	Eurodollar Rate, LIBOR Daily Floating Rate Loans & Letter of Credit Fee	Base Rate	Commitment Fee
1	> 2.00:1.00	1.75%	0.75%	0.15%
2	< 2.00:1.00 and >1.00:1.00	1.50%	0.50%	0.15%
3	< 1.00:1.00	1.25%	0.25%	0.15%

Any increase or decrease in the Applicable Rate for Credit Extensions based on Commitments from Non-Patronage Lenders resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance

Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon Administrative Agent’s determination, Pricing Level 1 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.  In addition, at all times while the Default Rate is in effect, the highest rate set forth in each column of the Applicable Rate shall apply to Credit Extensions based on Commitments from Non-Patronage Lenders.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b). Any adjustment in the Applicable Rate for Credit Extensions based on Commitments from Non-Patronage Lenders shall be applicable to all Credit Extensions based on Commitments from Non-Patronage Lenders then existing or subsequently made or issued.

Notwithstanding the foregoing, the Applicable Rate for the period commencing on the Fourth Amendment Effectiveness Date and ending on (so long as no Default or Event of Default exists), the first Business Day following the date on which a Compliance Certificate is delivered pursuant to Section 6.02(b), for the Measurement Period ending July 31, 2022, reflecting compliance with the financial covenants required under Section 7.11, shall be as set forth in Level 2 and increased by 0.50%.  For the avoidance of doubt, such increase pursuant hereof shall apply to both Patronage and Non-Patronage Lenders.

The Applicable Rate set forth above shall be increased as, and to the extent, required by Section 2.16.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, minus (ii) the aggregate amount of all maintenance Consolidated Capital Expenditures (in the amount of $6,000,000 in any Measurement Period) to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash, (ii) the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt or regularly scheduled principal payments on debt for borrowed money or Capitalized Leases, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 and (y) any redemption payments by Calavo Mexico with respect to the Calavo Mexico Letter of Credit, (iii) the aggregate amount of all Restricted Payments paid in cash and (iv) the aggregate amount of federal, state, local and foreign income Taxes paid in cash (excluding, to the extent included in such calculation for the fiscal year ended October 31, 2021, (x) the Mexican Tax Assessment (2011), which shall be excluded commencing July 31, 2021 and (y) Mexican Tax Assessment (2013)), in each case, of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (excluding Indebtedness under the Calavo Mexico Letter of Credit, to the extent such letter of credit is fully secured by cash) as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Guarantors” means, collectively, (a) Renaissance Food Group, LLC, a Delaware limited liability company, (b) Calavo de Mexico, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of Mexico (c) any other Material Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.13, and (d) with respect to Additional Obligations owing by any Loan Party or any of its Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, the Borrower.

“Release Date” means the date as defined in Section 5 of the Fourth Amendment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided, that on or prior to the Release Date, the Revolving Commitment shall be reduced by the aggregate amount of the Availability Block.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(d)Amendment to Section 3.03 – Inability to Determine Rates.  Section 3.03 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 3.03.Inability to Determine Rates.

(a)If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i)  the Administrative Agent determines that (A)  Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to the Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document:

(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings.  On the earliest of (A) the date that all Available Tenors of U.S dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)(x)  Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this

Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.

(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii) At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv)In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).

(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(e)Amendment to Section 6.01(b).  Section 6.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Monthly/Quarterly Financial Statements.

(i)Commencing on the fiscal month ending November 30, 2021 and continuing until the month ending June 30, 2022, as soon as available, but in any event within thirty (30) days after the end of each fiscal month of the Borrower (except in the case of the fiscal month ending November 30, 2021 which shall be due on or prior to January 7, 2022), the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal month, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal month and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

(ii)Commencing on the fiscal quarter ending July 31, 2022, as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller that is a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries

(f)Amendment to Section 7.01 – Liens.  Section 7.01 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (l), deleting and replacing the “.” at the end of clause (m) and replacing it with “, and” and adding clause (n) thereto to read as follows:

(n) Liens on the cash of Calavo Mexico in favor of the Mexican SAT as security for the Calavo Mexico Letter of Credit.

(g)Amendment to Section 7.02 – Indebtedness.  Section 7.02 of the Credit Agreement is hereby amended by deleting the “and” at the end of clause (g), deleting and replacing the “.” at the end of clause (h) and replacing it with “, and” and adding clause (i) thereto to read as follows:

(i) Indebtedness of Calavo Mexico under the Calavo Mexico Letter of Credit.

(h)Amendment to Section 7.04(b).  Section 7.04(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(g) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party; provided, that the Borrower may Dispose of all or substantially all of its Equity Interests in Limoneria Company by selling such interests to a non-Loan Party so long as (a) such sale is completed prior to the Release Date, (b) the Borrower shall apply the net proceeds of such sale to repay the Loans, promptly, but no later than three (3) Business Days, of the sale, (c) no Default or Event of Default exists or would result therefrom, and (d) such sale shall be in an amount not less than the fair market value.

(i)Amendment to Section 7.06(b).  Section 7.06(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; provided that with respect to each such declaration made pursuant to this clause hereunder, the Loan Parties shall have satisfied the financial covenants set forth in Section 7.11, with respect to each such Measurement Period most recently ended, each on a pro forma basis, and shall have provided to Administrative Agent a certificate certifying as to compliance with such financial covenants and demonstrating (in reasonable detail) the calculations required thereunder.

(j)Amendment to Section 7.11(b) – Consolidated Fixed Charge Coverage Ratio.  Section 7.11(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower set forth below to be less 1.15:1.00; provided that the Consolidated Fixed Charge Coverage Ratio shall not be tested for the fiscal quarters ending on October 31, 2021, January 31, 2022, and April 30, 2022.

(k)Amendment to Section 7.11 – Financial Covenants.  Section 7.11 of the Credit Agreement is hereby amended by adding a new clause (c) to the end of Section 7.11 to read as follows:

(c) Minimum Consolidated EBITDA. Permit Consolidated EBITDA as of the last day of any fiscal month, measured on a period-to-date basis for the period commencing on November 1, 2021 and ending on the date of measurement, to be less than the amount set forth below:

Fiscal Month Ending	Minimum EBITDA	Period
January 31, 2022	$9,948,000	Three consecutive fiscal month period ending on January 31, 2022
February 28, 2022	$13,044,000	Four consecutive fiscal month period ending on February 28, 2022
March 31, 2022	$17,296,000	Five consecutive fiscal month period ending on March 31, 2022
April 30, 2022	$20,955,000	Six consecutive fiscal month period ending on April 30, 2022
May 31, 2022	$24,818,000	Seven consecutive fiscal month period ending on May 31, 2022
June 30, 2022	$29,018,000	Eight consecutive fiscal month period ending on June 30, 2022

(l)Amendment to Exhibit C (Compliance Certificate).  Exhibit C of the Credit Agreement is hereby amended and restated with the form Exhibit C attached hereto as Schedule 1.

3.Limited Consent – Calavo Mexico Letter of Credit Intercompany Transfer.

(a)Borrower has informed Administrative Agent and Lenders that it intends to make either an intercompany loan to or an investment in Calavo Mexico in the aggregate amount not exceeding $25,000,000 for the purpose of providing cash security as collateral for the Calavo Mexico Letter of Credit (“Intercompany Transfer”).  As the Intercompany Transfer is not permitted under Section 7.03 of the Credit Agreement, Borrower has requested that Administrative Agent and Lenders provide their written consent thereto.

(b)Administrative Agent and Lenders hereby consent to the Intercompany Transfer so long as (i) at the time of the making of the Intercompany Transfer, no Default exists or will exist as a result thereof, and (ii) the Loan Parties have delivered to the Administrative Agent the financial statements required under Section 6.01(b) for the period ending January 31, 2022, reflecting compliance with the financial covenants required under Section 7.11 of the Credit Agreement.

(c)The foregoing consent is a one-time consent and applies only to the specified circumstances and does not modify or otherwise affect the Loan Parties’ obligations to comply with such applicable provisions of the Credit Agreement or any other provision of the Credit Agreement or any other Loan Document in any other instance.  The agreements and consent set forth in this Section 3 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.

4.Limited Waiver – Specified Events of Default. Subject to the terms and conditions set forth herein, the Administrative Agent and Lenders hereby waives the Specified Events of Default, together with any Event of Default resulting from any misrepresentation made by any Loan Party pursuant to Section 5.07 solely as to the Specified Events of Default. The foregoing waiver is a one-time waiver and applies only to the specified circumstance and does not modify or otherwise affect the Borrower’s obligations to comply with such provision of the Credit Agreement or any other provision of the Credit Agreement in any other instance.  By virtue of the waiver in the immediately preceding sentence, the Borrower hereby affirms and agrees that no other Event of Default has occurred as a result of the Specified Events of Default, except as set forth in Section 4.  The agreements and consents set forth in this Section 4 are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Loan Documents are intended to be affected hereby.  For the avoidance of doubt, the effectiveness of Section 5 of this Agreement is subject to Section 6 of this Agreement.

5.Limited Release of Security Instruments.  Subject to the terms and conditions set forth in the security agreements and pledge agreements executed by the Loan Party in favor of the Administrative Agent, on behalf of the Secured Parties, as required under Section 6(d) and Section 6(e) below, the Liens granted pursuant to such security agreements and pledge agreements shall be released on the first date after November 30, 2022, following delivery of financial statements to Administrative Agent as required under Section 6.01 for two (2) consecutive fiscal quarters, reflecting Borrower has maintained a Fixed Charge Coverage Ratio measured on a trailing twelve month period basis, for each such fiscal quarter equal to or greater than 1.15 : 1.00, so long as the following conditions are also satisfied (such date shall be referred to as the “Release Date”):

(a) as of the date any such release and immediately after giving effect thereto, no Event of Default has occurred and is continuing; and

(b) each Loan Party has delivered to the Administrative Agent, a certificate certifying as to compliance with this Section 5 and demonstrating (in reasonable detail) the calculations required hereunder.

6.Joinder of Additional Guarantor.

(a)Joinder of Additional Guarantor to the Credit Agreement.  Additional Guarantor is a subsidiary of the Borrower, which is an additional Loan Party, and, consequently, the Borrower is required by Section 6.13 of the Credit Agreement to cause the Additional Guarantor to become a “Guarantor” thereunder.  Accordingly, the Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Guarantor will be deemed to be a party to and a “Guarantor” under the Credit Agreement and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement and the other Loan Documents as a Guarantor.  Additional Guarantor hereby ratifies, as of the date hereof, and agrees to be bound by, all representations and warranties, covenants and other terms, conditions and provisions of the Credit Agreement and the other applicable Loan Documents.  Without limiting the generality of the foregoing terms of this Section 6, the Additional Guarantor hereby guarantees, jointly and severally together with the other Guarantors, the prompt payment of the obligations in accordance with Article X of the Credit Agreement.  Each reference to a “Guarantor” or a “Loan Party” in the Credit Agreement or any other Loan Document shall be deemed to include Additional Guarantor.

(b)Representations and Warranties.  Additional Guarantor, Existing Guarantor and the Borrower hereby agree that all of the representations and warranties contained in Article V of the Credit Agreement and each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date hereof.

(c)Continuance of Obligations. The Borrower confirms that the Credit Agreement is, and upon the Additional Guarantor becoming a Guarantor, shall continue to be, in full force and effect.  The parties hereto confirm and agree that immediately upon the Additional Guarantor becoming a Guarantor the term “Obligations,” as used in the Credit Agreement, shall include all obligations of the Additional Guarantor under the Credit Agreement and under each other Loan Document.

(d)Further Assurances. Each of the Borrower, Existing Guarantor and the Additional Guarantor agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts as the Administrative Agent may reasonably request in accordance with the terms and conditions of the Credit Agreement and the other Loan Documents in order to effect the purposes of this Section 6.

7.Conditions Precedent.  This Amendment and the obligations of Administrative Agent and the Lenders hereunder will be effective only upon satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Administrative Agent in its sole discretion:

(a)Executed Amendments. Receipt by Administrative Agent of a fully-executed copy of (i) this Amendment and (ii) the Fifth Amendment to Credit Agreement.

(b)No Default.  After giving effect to this Amendment, no Default or Event of Default shall exist.

(c)Fees and Expenses. The Borrower shall have paid to Administrative Agent all reasonable and out-of-pocket costs and expenses owed to and/or incurred by the Administrative Agent arising in connection with this Amendment (including reasonable attorneys’ fees and costs);

(d)Security and Pledge Agreements. Receipt by Administrative Agent of a security and pledge agreement pursuant to which Borrower grants to Administrative Agent a Lien, for the benefit of the Secured Parties, in 100% of the issued and outstanding Equity Interests of Limoneria Company.

(e)Security Instruments and Financing Statements.  Receipt by Administrative Agent of a security agreement executed by each Loan Party (other than Additional Guarantor), granting to Administrative Agent a Lien, for the benefit of the Secured Parties, together with Uniform Commercial Code financing statements of each Loan Party (other than Additional Guarantor)to be filed against each Loan Party to perfect the Administrative Agent’s Liens in and to the Collateral of each Loan Party  (other than Additional Guarantor) under the security instruments as a Lien as to items of Collateral in which a security interest may be perfected by the filing of each such financing statement, and such other documents and/or evidence of other actions as may be reasonably necessary under applicable law to perfect the first-priority Liens (subject to Permitted Liens) of the Administrative Agent under the security instruments as a Lien in and to such other collateral as the Administrative Agent may reasonably require;

(f)Officer’s Certificate by each Loan Party. Receipt by Administrative Agent of a certificate from a Responsible Officer of each Loan Party, dated as of the date hereof, (i) attesting to the resolutions/consents duly adopted by the members, managers or board of directors of each Loan Party (including the Additional Guarantor), authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which each Loan Party (including the Additional Guarantor)is or will become a party, (ii) authorizing Responsible Officers of each Loan Party (including the Additional Guarantor)to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of each Loan Party (including the Additional Guarantor);

(g)Certificate of Status. Receipt by Administrative Agent of certified copies of each Loan Party’s Organizational Documents and a certificate of good standing in the jurisdiction of organization of each Loan Party (including the Additional Guarantor), together with a good standing from any other jurisdiction in which the failure to be in good standing therein could reasonably be expected to have a Material Adverse Effect.

(h)Opinion.  Receipt by Administrative Agent of a favorable opinion from Sheppard Mullin Richter & Hampton LLP, legal counsel to the Loan Parties in form and substance reasonably satisfactory to Administrative Agent.

(i)Deposit Account Control Agreements. To the extent requested by the Administrative Agent, each Loan Party shall deliver a duly executed Deposit Account Control Agreement with respect to each Loan Party’s deposit accounts and securities accounts, other than any Excluded Accounts (as defined in the relevant security agreement of each Loan Party).

(j)Other Agreements. The Administrative Agent shall have received such other documents, certificates and information that the Administrative Agent shall require each in form and substance satisfactory to the Administrative Agent in its reasonable credit judgment, including all agreements, instruments, approvals or other documents requested by Administrative Agent in order to create, perfect and establish the first priority of, or otherwise protect, any Lien (other than Permitted Liens) purported to be covered by any Loan Document or otherwise to effect the intent that each Loan Party shall become bound by all of the applicable terms, covenants and agreements contained in the Loan Documents and that, to the extent set forth in the Credit Agreement and the security agreements, all property and assets of each Loan Party shall become Collateral for the Obligations.

8.Post Closing Conditions.

(a)Within 30 days after the date hereof (or such longer period as approved by Administrative Agent), Borrower shall deliver to Administrative Agent insurance certificates and endorsements of each Loan Party as to its property and liability insurance reasonably satisfactory to Administrative Agent, showing (i) Administrative Agent as lender’s loss payee; (ii) requiring 30 days prior written notice to Administrative Agent of cancellation of the policy for any reason whatsoever and (iii) specifying that the interest of Administrative Agent shall not be impaired or invalidated by any act or neglect of any Loan Party or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy.  The Loan Parties hereby agree that all proceeds under each policy shall be payable to Administrative Agent.

(b)By no later than December 20, 2021, the Loan Parties shall have delivered to the Administrative Agent, control agreements with respect to the Borrower’s Equity Interets in Limoneria Company, granting Administrative Agent control over such Equity Interests, in form and substance satisfactory to the Administrative Agent; provided, that until delivery of such control agreements to Administrative Agent, the aggregate outstanding amount of Revolving Loans and Letter of Credit shall not exceed $80,000,000.

9.Reaffirmation of Representations and Warranties.  Each Loan Party represents and warrants that after giving effect to this Amendment, the representations and warranties made by each obligor set forth in the Loan Documents are true and correct in all material respects as of the date hereof (except those that expressly relate to an earlier period).

10.Reaffirmation of Obligations.  Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents.

11.Acknowledgment by Loan Parties.  Each Loan Party hereby represents and warrants that the execution and delivery of this Amendment and compliance by each Loan Party with all of the provisions of this Amendment: (a) are within the powers and purposes of each Loan Party; (b) have been duly authorized or approved by the board of directors or managers of each Loan Party; and (c) when executed and delivered by or on behalf of each Loan Party, will constitute valid and binding obligations of each Loan Party, enforceable in accordance with their terms.  Each Loan Party reaffirms its obligation to pay all amounts due to Lender under the Loan Documents in accordance with the terms thereof, as modified hereby, except as enforceability may be limited by Debtor Relief Laws and Laws affecting the rights of creditors generally and by general equitable principles.

12.General Release. Each Loan Party (collectively, the “Releasing Parties”) releases, acquits and forever discharges Administrative Agent and each Lender, and each of their respective past and present directors, officers, employees, agents, attorneys, affiliates, predecessors, successors, administrators and assigns (“Released Parties”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs, loss of service, expenses and compensation whatsoever heretofore or hereafter arising from any events or occurrences, or anything done, omitted to be done, or allowed to be done by any of the Released Parties, on or before the date of execution of this Amendment, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, including, without limitation, any of the same arising from or related to anything done, omitted to be done, or allowed to be done by any of the Released Parties and in any way connected with this Amendment or any of the Loan Documents, any other credit facilities provided or not provided, any advances made or not made, or any past or present deposit or other accounts (including, without limitation, “dominion of funds” accounts and lockbox arrangements) of any Releasing Party with any Lender and the handling of the same by any Lender, including, without limitation, the manner and timing in which items were deposited or credited thereto or funds transferred therefrom or made available to any of the Releasing Parties, the honoring or returning of any checks drawn on any account, and any other dealings between the Releasing Parties and the Released Parties (the “Released Matters”); provided, however, that (A) Releasing Parties shall retain their rights to funds in deposit accounts held with any Lender, as applicable, funds in transit for deposit into any such account and any refunds to which such Releasing Party is entitled to, subject to in each case any applicable security interests of Administrative Agent or any Lender therein, and any right of offset or recoupment with respect thereto, and (B) Released Matters shall not include Administrative Agent and the Lenders’ obligations under the Loan Documents or any other contracts or agreements between Administrative Agent and/or any Lender, on one hand, and Releasing Parties from and after the effectiveness of this Amendment. Releasing Parties each further agree never to commence, aid or participate in (except to the extent required by order or legal process issued by a court or governmental agency of competent jurisdiction) any legal action or other proceeding based in whole or in part upon the Released Matters. Releasing Parties each agree that this waiver and release is an essential and material of this Amendment, and that the agreements in this paragraph are intended to be in full satisfaction of any alleged injuries or damages to or of any Releasing Parties in connection with the Released Matters. Each Releasing Party represents and warrants that it has not purported to convey, transfer or assign any right, title or interest in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of the Released Matters. Releasing Parties each also understand that this release shall apply to all unknown or unanticipated results of the transactions and occurrences described above, as well as those known and anticipated. Releasing Parties each have consulted with legal counsel prior to signing this release, or had an opportunity to obtain such counsel and knowingly chose not to do so, and each Releasing Party executes such release voluntarily, with the intention of fully and finally extinguishing all Released Matters.

13.No Other Changes.  Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.

14.Counterparts; Electronic Delivery.  This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment may be in the form of an Electronic Record, telefacsimile or other electronic method of transmission and may be executed using Electronic Signature (including, without limitation, facsimile and .pdf) and shall be equally as effective, valid and enforceable as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and Lenders of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed document converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC § 7006, as it may be amended from time to time.

15.Governing Law.  This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California (without regards to principles of conflict of laws which would defer to the laws of another jurisdiction as governing).

16.Jury Trial Waiver; California Judicial Reference.  To the fullest extent permitted by applicable law, each of the parties hereto waives its right to trial by jury in any proceeding or dispute of any kind relating to this Amendment or the other Loan Documents, Obligations or Collateral.  Without limiting the applicability of any other section of this Amendment, Section 11.16 and Section 11.17 of the Credit Agreement are hereby incorporated by this reference and shall apply to any action, proceeding, claim or controversy arising out of this Amendment.

17.Total Agreement.  This Amendment, the Credit Agreement, and all other Loan Documents embody the entire understanding of the parties with respect to the subject matter thereof and supersede all prior understandings regarding the same subject matter.

18.Loan Document.  This Amendment along with any document and certificate executed in connection herein, including but not limited to the security and pledge agreements and certificates referenced in Section 6 herein shall constitute a Loan Document under the Credit Agreement. Any provision of any Loan Document which applies to Loan Documents generally shall apply to this Amendment. It shall be an Event of Default under the Credit Agreement if any Loan Party breaches any covenant contained herein (subject to any applicable cure period set forth in the Credit Agreement) or if any representation or warranty contained herein proves to be inaccurate or untrue in any material respect.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:	CALAVO GROWERS, INC.,
a California corporation

By:
Name:
Title:

[Signature Pages Continue]

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

ADDITIONAL GUARANTOR:	CALAVO DE MEXICO, S.A. DE C.V., a sociedad
anónima de capital variable organized under the laws of Mexico

By:
Name:
Title:

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

LENDERS:	BANK OF AMERICA, N.A.,
as Lender, Non-Patronage Lender, L/C Issuer and Swingline Lender

By:
Name:
Title:

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

FARM CREDIT WEST, PCA
as a Lender and Patronage Lender

By:
Name:
Title:

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

GUARANTOR ACKNOWLEDGMENT AND CONSENT

Guarantor hereby expressly: (a) consents to the execution by Borrower, Administrative Agent and Lenders of this Amendment; (b) acknowledges that the “Guaranteed Obligations” (as defined in the Credit Agreement) includes all of the obligations and liabilities owing from time to time by the Borrower under and/or in connection with the “Loan Documents” including, but not limited to, the obligations and liabilities of Borrower to Lenders under and pursuant to the Credit Agreement, as amended from time to time; (c) acknowledges that the Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of Borrower under the Credit Agreement or the Guarantor under the Guaranty (as defined in the Credit Agreement); (d) reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions that are contained in the Guaranty; and (e) agrees that all such obligations and liabilities under the Guaranty shall continue in full force and that the execution and delivery of this Amendment to, and its acceptance by, Administrative Agent shall not in any manner whatsoever (i) impair or affect the liability of the Guarantor, (i) prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of Administrative Agent at law, in equity or by statute, against the Guarantor, and/or (ii) release or discharge, nor be construed to release or discharge, any of the obligations and liabilities owing to Administrative Agent or any Lender by the Guarantor.

AGREED TO AND ACCEPTED BY:

GUARANTOR:	RENAISSANCE FOOD GROUP, LLC,
a Delaware limited liability company

By:
Name:
Title:

GUARANTOR ACKNOWLEDGMENT AND CONSENT TO

FOURTH AMENDMENT, JOINDER, LIMITED WAIVER AND LIMITED CONSENT

TO CREDIT AGREEMENT

(CALAVO)

SIGNATURE PAGE

Schedule 1

EXHIBIT C

Form of

Compliance Certificate

Financial Statement Date: [________, ____]

TO:Bank of America, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of June 14, 2016, by and among Calavo Growers, Inc., a California corporation (the “Borrower”), the Guarantors, the Lenders and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swingline Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:[Date]

The undersigned Responsible Officer1 hereby certifies as of the date hereof that [he/she] is the [_____________________] of the Borrower, and that, as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.The Borrower has delivered (i) the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section and (ii) the Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such fiscal year and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP.

[Use following paragraph 1 for fiscal [month-end/quarter-end] financial statements]

1.The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal [month/quarter] of the Borrower ended as of the above date.  Such Consolidated financial statements fairly present the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes and such Consolidated financial statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries.

[1]	This certificate should be from the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower or Parent, as applicable.

2.The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

3.A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and each of the other Loan Parties performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or—

[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith are true and correct in all material respects on and as of the date hereof, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.The financial covenant analyses and information set forth on Schedule A attached hereto are true and accurate on and as of the date of this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CALAVO GROWERS, INC.,
a California corporation

By:
Name:
Title:

Schedule A

Financial Statement Date: [________, ____] (“Statement Date”)

I.	Consolidated Fixed Charge Coverage Ratio ($ in 000’s)

A.	Consolidated EBITDA of the Borrower and its Subsidiaries for the Measurement Period ending on above date (“Subject Period”):
	1.	Consolidated Net Income for Subject Period:	$___________
	2.	Consolidated Interest Charges for Subject Period:	$___________
	3.	provision for federal, state, local and foreign income taxes for Subject Period:	$___________
	4.	depreciation and amortization expenses for Subject Period:	$___________
5.

non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for Subject Period:

$___________
	6.	non-cash stock-based compensation expense for Subject Period:	$___________
7.

non-recurring or unusual expenses, losses, write-offs or charges for Subject Period; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Subject Period, or such other amount as agreed to by the Administrative Agent in writing

$__________
8.

non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) for Subject Period:

$__________
	9.	EBITDA (Lines I.A.1 + 2 + 3 + 4 + 5 + 6 +7 -8):	$___________

B.	maintenance Consolidated Capital Expenditures for Subject Period:		$__________

C.	Fixed Charges for Subject Period:
	1.	Consolidated Interest Charges to the extent paid in cash during the Subject Period:	$___________
2.

the aggregate principal amount of all redemptions or similar acquisitions for value of outstanding debt or regularly scheduled principal payments on debt for borrowed money or Capitalized Leases, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Credit Agreement (y) any redemption payments by Calavo Mexico with respect to the Calavo Mexico Letter of Credit, each made during the Subject Period:

$___________
	3.	the aggregate amount of all Restricted Payments paid in cash during the Subject Period:	$___________
	4.	the aggregate amount of federal, state, local and foreign income Taxes paid in cash, in each case, of or by the Borrower and its Subsidiaries during the Subject Period (excluding, to the extent included in such calculation for the fiscal year ended October 31, 2021, (x) the Mexican Tax Assessment (2011), which shall be excluded commencing July 31, 2021 and (y) the Mexican Tax Assessment (2013)):

	5.	Fixed Charges (Lines I.C.1 + 2 + 3 + 4):	$___________

D.	Fixed Charge Coverage Ratio ((Line I.A.9 – Line I.B) ÷ ( Line I.C.5))		__________ to 1.00
	Maximum Permitted		1.15 to 1.00

II.Consolidated Leverage Ratio.

($ in 000’s)

A.Consolidated Funded Indebtedness at Statement Date (excluding Indebtedness under the Calavo Mexico Letter of Credit, to the extent such letter of credit is fully secured by cash): $______

B.	Consolidated EBITDA of the Borrower and its Subsidiaries for Measurement Period ending on above date (“Subject Period”):

1.Consolidated Net Income for Subject Period:$______

2.Consolidated Interest Charges for Subject Period:$______

3.provision for federal, state, local and foreign income taxes for Subject Period:$______

4.depreciation and amortization expenses for Subject Period:$______

5.non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for the Subject Period:$______

6.non-cash stock-based compensation expense for Subject Period:$______

7.non-recurring or unusual expenses, losses, write-offs or charges for Subject Period; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Subject Period, or such other amount as agreed to by the Administrative Agent in writing:$______

8.non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) for Subject Period:$______

9.Consolidated EBITDA (Lines II.A.1 + 2 + 3 + 4 + 5 + 6 + 7 - 8):$______

C.Consolidated Leverage Ratio (Line II.A ÷ Line II.B.9):____ to 1.0

Maximum permitted:	2.5:1.0

III.Minimum Consilidated EBITDA.  As of [_____________ __], 20__, the Minimum Consolidated EBITDA was $[__________], calculated as set forth below.  The minimum Consolidated EBITDA permitted under Section 7.11(c) of the Credit Agreement as of such date [$_______].

Consolidated EBITDA

____________
(1)Consolidated Net Income for the most recently completed Measurement Period:	$____________
(2)Consolidated Interest Charges for the most recently completed Measurement Period:	$____________
(3)provision for federal, state, local and foreign income taxes for the most recently completed Measurement Period:	$____________
(4)depreciation and amortization expense for the most recently completed Measurement Period:	$____________

(5)non-cash non-recurring charges and losses (excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods) for the most recently completed Measurement Period:

$____________
(6)non-cash stock-based compensation expense for the most recently completed Measurement Period:	$____________

(7)non-recurring or unusual expenses, losses, write-offs or charges; provided that the aggregate amount thereof at no time shall exceed ten percent (10%) of the Consolidated EBITDA (before giving effect to such expenses, losses, write-offs or charges) during any Measurement Period, or such other amount as agreed to by the Administrative Agent in writing, for the most recently completed Measurement Period:

$____________
(8)Sum of Items (1) through Item A(7)	$____________

(9)without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period (i)-non-cash non-recurring gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods), for the most recently completed Measurement Period:

$____________

(10)Consolidated EBITDA (Item ~~9~~8) minus Item ~~10~~9)	$_______________